As filed with the Securities and Exchange Commission on February 28, 2017

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

PEOPLES FINANCIAL SERVICES CORP.

(Exact name of registrant as specified in its charter)

Pennsylvania	23-2391852
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

150 N. Washington Avenue
Scranton, Pennsylvania 18503-1848
(Address of principal executive offices, including zip code)

Peoples Financial Services Corp. Long-Term Incentive Plan

(Full title of the plan)

Craig W. Best
President and Chief Executive Officer
Peoples Financial Services Corp.
150 N. Washington Avenue
Scranton, Pennsylvania 18503-1848
(570) 346-7741

(Name, address and telephone number, including area code, of agent for service)

with a copy to:

Donald R. Readlinger, Esq.
Pepper Hamilton LLP
Suite 400
301 Carnegie Center
Princeton, NJ 08543-5276

Indicate by check mark whether the registrant is a large accelerated filer, an accelerate filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)(2)	Proposed maximum offering price per unit(3)	Proposed maximum aggregate offering price(3)	Amount of registration fee
Common stock, $2.00 par value	129,207	$43.04	$5,561,069.28	$644.53

(1)         Represents the number of shares of registrant’s class of common stock, $2.00 par value per share, that may be issued as awards or may become issuable upon the exercise, vesting or conversion of awards granted and to be granted pursuant to the Peoples Financial Services Corp. Long-Term Incentive Plan, which was assumed by registrant in connection with its November 30, 2013 merger with Penseco Financial Services Corporation, as adjusted for the merger exchange ratio.

(2)         Pursuant to Rule 416(b) under the Securities Act of 1933, as amended, this registration statement shall be deemed to cover an indeterminate number of additional shares of registrant’s class of common stock, $2.00 par value per share, that may be issued or become issuable pursuant to the Peoples Financial Services Corp. Long-Term Incentive Plan as a result of a future stock split, stock dividend or similar event or transaction affecting registrant’s class of common stock, $2.00 par value per share.

(3)         Computed pursuant to Rule 457(h) under the Securities Act of 1933, as amended, based on the average of the high and low prices reported in The Nasdaq Stock Market, LLC as of February 24, 2017.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.

The registrant, Peoples Financial Services Corp., a Pennsylvania corporation (the “Company”), shall deliver or cause to be delivered, to each participant in the Peoples Financial Services Corp. Long-Term Incentive Plan (the “Plan”), formerly known as the Penseco Financial Services Corporation 2008 Long-Term Incentive Plan, the information required by Part I of Form S-8, as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”).  Such information is not being filed with the Securities and Exchange Commission, but constitutes, along with the documents incorporated by reference into this registration statement, a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Item 2. Registrant Information and Employee Plan Annual Information.

The Company shall deliver or cause to be delivered to participants in the Plan, without charge, upon written or oral request, the documents incorporated by reference in Item 3 of Part II of this registration statement, which documents are incorporated by reference in the Section 10(a) prospectus, and such other documents required to be delivered to employees pursuant to Rule 428(b) under the Securities Act.  Requests should be directed to Marie L. Luciani, Investor Relations Officer, 570.346.7741 or marie.luciani@psbt.com.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by the Company with the Securities and Exchange Commission (the “Commission”) are incorporated in this registration statement by reference:

•                                          The Company’s annual report on Form 10-K for the year ended December 31, 2015, filed on March 11, 2016;

•                                          The information required by Part III, Items 10 through 14, of Form 10-K, which is incorporated by reference to the Company’s definitive proxy statement for the 2016 annual meeting of shareholders filed on April 1, 2016;

•                                          The Company’s quarterly reports on Form 10-Q for the periods ended March 31, June 30, and September 30, 2016, filed, respectively, on May 6, August 5, and November 7, 2016;

•                                          The Company’s current reports on Form 8-K filed on January 6, April 14, and May 17, 2016; and

•                                          The description of the Company’s common stock incorporated by reference in the Company’s registration statement on Form 8-A filed on April 1, 2014, including any amendment or report filed for the purpose of updating such description.

In addition, all documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) prior to the filing of a post-effective amendment to this registration statement which indicates that all of the shares of the Company’s class of common stock offered pursuant to this registration statement have been sold or which deregisters all such shares then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents; provided, however, that documents or portions thereof that are furnished and not filed in accordance with the rules of the Commission shall not be deemed incorporated by reference into this registration statement.  Any statement contained in a document incorporated or deemed incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Statutory Indemnification.  The Pennsylvania Business Corporation Law of 1988, as amended, provides that a Pennsylvania business corporation, such as the registrant, unless otherwise restricted in its bylaws, has the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that he is or was a representative of the corporation, or is or was serving at the request of the corporation as a representative of another domestic or foreign corporation for profit or not-for-profit, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action or proceeding if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal proceeding, had no reasonable cause to believe his conduct was unlawful.  In addition, under the PABCL, unless otherwise restricted in its bylaws, a business corporation shall have power to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a representative of the corporation or is or was serving at the request of the corporation as a representative of another domestic or foreign corporation for profit or not-for-profit, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection with the defense or settlement of the action if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation.

The PABCL requires a business corporation to indemnify any representative against expenses (including attorney fees) actually and reasonably incurred by such representative in defense of any action or proceeding described above or in defense of any claim, issue or matter therein, to the extent that such representative has been successful on the merits or otherwise.

The indemnification and advancement of expenses provided by, or granted pursuant to, the PABCL are not exclusive of any other rights to which a person seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding that office; provided, however, that no such indemnification is to be made in any case where the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness.

Indemnification Pursuant to the Amended and Restated Bylaws of the Registrant.  In accordance with the statutory authority described above, the registrant’s bylaws provide as follows:

The registrant shall indemnify, to the fullest extent permitted by Pennsylvania law and federal law, any director, officer and/or employee, or any former director, officer and/or employee, who was or is a party to, or is threatened to be made a party to, or who is called to be a witness in connection with, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the registrant) by reason of the fact that such person is or was a director, officer and /or employee of the registrant, or is or was serving at the request of the registrant as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the registrant, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not of itself create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in, or not opposed to, the best interests of the registrant, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

The registrant shall indemnify, to the fullest extent permitted by Pennsylvania law and federal law, any director, officer and/or employee, who was or is a party to, or is threatened by to be made a party to, or who is called as a witness in connection with any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person is or was a director, officer and/or employee or agent of another corporation, partnership, joint venture, trust or other enterprise against amounts paid in settlement and expenses (including attorney’s fees) actually and reasonably incurred by him in connection with the defense or settlement of, or serving as a witness in, such action or suit if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the registrant and except that no indemnification shall be made in respect of any such claim, issue or matter as to which such person shall have been adjudged to be liable for misconduct in the performance of his duty to the registrant.

Except as may be otherwise ordered by a court, there shall be a presumption that any director, officer and/or employee is entitled to indemnification as provided in registrant’s bylaws unless either a majority of the directors who are not involved in such proceedings (“disinterested directors”) or, if there are less than three (3) disinterested directors, then the holders of one-third of the outstanding shares of the registrant determine that the person is not entitled to such presumption by certifying such determination in writing to the secretary of the registrant. In such event the disinterested director(s) or, in the event of certification by shareholders, the secretary of the registrant shall request of independent counsel, who may be the outside general counsel of the registrant, a written opinion as to whether or not the parties involved are entitled to indemnification under registrant’s bylaws.

Expenses incurred in defending a civil or criminal action, suit or proceeding may be paid by the registrant in advance of the final disposition of such action, suit or proceeding as authorized in the manner provided in registrant’s bylaws upon receipt of an undertaking by or on behalf of the director, officer and/or employee to repay such amount unless it shall ultimately be determined that he is entitled to be indemnified by the registrant as authorized in the registrant’s bylaws.

The indemnification provided by the registrant’s bylaws shall not be deemed exclusive of any other rights to which a person seeking indemnification may be entitled under any agreement, vote of shareholders or disinterested directors, or otherwise, both as to action in his official capacity while serving as a director, officer and/or employee and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer and/or employee and shall inure to the benefit of the heirs and personal representatives of such a person.

Directors and Officers Liability Insurance.  The registrant maintains a policy of directors and officers liability insurance to cover certain potential liabilities of present or future directors and officers, as well as employees, for actions taken in their capacities as such and in certain other limited circumstances, including certain potential liabilities under the Securities Act.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The following exhibits are filed as part of this Registration Statement:

Exhibit No.	Description

4.1

Articles of Incorporation of Peoples Financial Services Corp. (incorporated by reference to exhibit 3.1 to registrant’s Annual Report on Form 10-K, filed with the Securities and Exchange Commission on March 17, 2014)

4.2

Amended and Restated Bylaws of Peoples Financial Services Corp. (incorporated by reference to exhibit 3.1 to the registrant’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on December 2, 2013)

5.1	Opinion of Pepper Hamilton LLP

10.1	Peoples Financial Services Corp. Long-Term Incentive Plan

23.1	Consent of BDO USA, LLP

23.2	Consent of Pepper Hamilton LLP (included in Exhibit 5.1 hereto)

24.1	Power of Attorney (included on signature page)

Item 9.   Undertakings.

(a) The undersigned registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)            to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)           to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)          to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

provided, however, that paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities Act that are incorporated by reference in this Registration Statement.

(2)           That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by a registrant of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, such registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Scranton, Pennsylvania, on February 28, 2017.

PEOPLES FINANCIAL SERVICES CORP.

By:	/s/ Craig W. Best
Craig W. Best
President and Chief Executive Officer
(Principal Executive Officer)

By:	/s/ John R. Anderson, III
John R. Anderson, III
Interim Principal Financial and Accounting Officer
(Principal Financial Officer and
Principal Accounting Officer)

POWER OF ATTORNEY

Each individual whose signature appears below constitutes and appoints Craig W. Best and John R. Anderson, III as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, or any registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto and other documents in connection therewith, with the SEC, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their substitutes or substitute may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ William E. Aubrey II	Director and	February 28, 2017
William E. Aubrey II	Chairman of the Board

/s/ Craig W. Best	Director, President and	February 28, 2017
Craig W. Best	Chief Executive Officer (Principal Executive Officer)

/s/ John R. Anderson, III	Interim Principal Financial	February 28, 2017
John R. Anderson, III	and Accounting Officer (Principal Financial Officer and Principal Accounting Officer)

/s/ Joseph G. Cesare	Director	February 28, 2017
Joseph G. Cesare

Name	Title	Date

/s/ James G. Keisling	Director	February 28, 2017
James G. Keisling

/s/ P. Frank Kozik	Director	February 28, 2017
P. Frank Kozik

/s/ Ronald G. Kukuchka	Director	February 28, 2017
Ronald G. Kukuchka

/s/ Richard S. Lochen, Jr.	Director	February 28, 2017
Richard S. Lochen, Jr.

/s/ Robert W. Naismith	Director	February 28, 2017
Robert W. Naismith

/s/ James B. Nicholas	Director	February 28, 2017
James B. Nicholas

/s/ Emily S. Perry	Director	February 28, 2017
Emily S. Perry

/s/ George H. Stover, Jr.	Director	February 28, 2017
George H. Stover, Jr.

/s/ Steven L. Weinberger	Director	February 28, 2017
Steven L. Weinberger

/s/ Earle A. Wootton	Director	February 28, 2017
Earle A. Wootton

/s/ Joseph T. Wright, Jr.	Director	February 28, 2017
Joseph T. Wright, Jr.

EXHIBIT INDEX

Exhibit No.	Description

4.1

Articles of Incorporation of Peoples Financial Services Corp. (incorporated by reference to exhibit 3.1 to registrant’s Annual Report on Form 10-K, filed with the Securities and Exchange Commission on March 17, 2014)

4.2

Amended and Restated Bylaws of Peoples Financial Services Corp. (incorporated by reference to exhibit 3.1 to the registrant’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on December 2, 2013)

5.1	Opinion of Pepper Hamilton LLP

10.1	Peoples Financial Services Corp. Long-Term Incentive Plan

23.1	Consent of BDO USA, LLP

23.2	Consent of Pepper Hamilton LLP (included in Exhibit 5.1 hereto)

24.1	Power of Attorney (included on signature page)